Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2/A (Amendment No. 1) of Sequiam Corporation and Subsidiaries of our report dated March 31, 2006 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 31, 2006, relating to our audit of the consolidated financial statements includes an emphasis of a matter paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts."

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida
November 22, 2006